EX-35.1
(logo) CWCapital
       Asset Management


March 12, 2008

TRUSTEE:
Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attn: Corporate Trust Services-CWCapital
Commercial Funding Corp., Commercial
Mortgage Trust Series 2007-C2

DEPOSITOR:
CWCapital Commercial Funding Corp.
One Charles River Place, 63 Kendrick Street
Needham, Massachusetts 02494
Attn: Craig Lieberman

RATING AGENCIES:
Moody's Investors Service, Inc.
7 World Trade Center
250 Greenwich Street, 25th Floor
New York, NY 10007
Attn: Tracey Ferguson

Copy:
Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attn: Anna Glick, Esq.

RE: COBALT 2007-C2 Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in Section 11.09 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A) a review of CWCAM's activities during the period 4/13/2007 - 12/31/2007 and of CWCAM's performance under this Agreement has been made under my supervision; and

(B) to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B. Iannarone
David B. Iannarone
Managing Director

701 13th Street, NW, Suite 1000, Washington, DC 20005 www.cwcapital.com